[ALLSPRING FUNDS LETTERHEAD]

June 27, 2025

Allspring Funds Trust
1415 Vantage Park Drive, 3rd Floor
Charlotte, North Carolina 28203

Re: Shares of Beneficial Interest of

Allspring Funds Trust (the “Trust”)

Ladies/Gentlemen:

I am Managing Counsel of Allspring Funds Management, LLC (the “Company”), investment manager and administrator to the Allspring Funds. I have acted as Counsel to the Company in connection with the issuance and sale of shares by the Allspring Funds.

I refer to the prospectus/information statement and statement of additional information contained in the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) of Allspring Funds Trust relating to the registration and issuance of shares of beneficial interest (the “Shares”), each Share representing an interest in Allspring Ultra Short-Term Income Fund, Allspring Emerging Growth Fund and Allspring Special Large Cap Value Fund, each a series of the Trust. The Shares will be issued and sold pursuant to the Agreement and Plan of Reorganization (the “Plan”), as described in the prospectus/information statement.

I have been requested by the Trust to furnish this opinion as an exhibit to the Registration Statement.

Based upon and subject to the foregoing, I am of the opinion that, the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

I consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Maureen Towle

Maureen Towle
Managing Counsel
Allspring Funds Management, LLC